Exhibit 99.1

GAUCHO GROUP HOLDINGS, INC. TO HOST EXCLUSIVE SHAREHOLDER EVENT ON JULY 11 AT NASDAQ MARKETSITE IN NEW YORK CITY

Event to Feature Insights into Expansion Plans and Initiatives for 2024 and Beyond

MIAMI, FL / July 3, 2024 / Gaucho Group Holdings, Inc. (NASDAQ: VINO), a company that includes a growing collection of e-commerce platforms with a concentration on fine wines, luxury real estate, and leather goods and accessories (the “Company” or “Gaucho Holdings”), today announced an exclusive shareholder event at the NASDAQ building in New York City. The event will offer accredited investors the opportunity to hear about the Company’s expansion plans and other exciting initiatives in 2024 and beyond.

The event will be held on Thursday, July 11, 2024, from 3 PM to 6:30 PM at the Nasdaq MarketSite, located at 151 W 42nd Street, Floor 10, New York City. Attendees will enjoy Algodon Wines and light hors d’oeuvres.

This private, invitation-only event is exclusively for accredited investors who have a previously established relationship with Gaucho Holdings. Interested parties can email their request to attend at vino@gauchoholdings.com.

“We are thrilled to host this event at the iconic Nasdaq MarketSite, providing a platform for our shareholders to engage with our leadership team and gain insight into our strategic vision,” said Scott Mathis, CEO, and Founder of Gaucho Holdings, Inc. “This gathering underscores our commitment to transparency and our ongoing efforts to build value for our investors.”

Gaucho Holdings looks forward to welcoming its shareholders and discussing the exciting developments on the horizon.

About Gaucho Group Holdings, Inc.

For more than ten years, Gaucho Group Holdings, Inc.’s (gauchoholdings.com) mission has been to source and develop opportunities in Argentina’s undervalued luxury real estate and consumer marketplace. Our company has positioned itself to take advantage of the continued and fast growth of global e-commerce across multiple market sectors, with the goal of becoming a leader in diversified luxury goods and experiences in sought after lifestyle industries and retail landscapes. With a concentration on fine wines (algodonfinewines.com & algodonwines.com.ar), hospitality (algodonhotels.com), and luxury real estate (algodonwineestates.com) associated with our proprietary Algodon brand, as well as the leather goods, ready-to-wear and accessories of the fashion brand Gaucho – Buenos Aires™ (gaucho.com), these are the luxury brands in which Argentina finds its contemporary expression.

Cautionary Note Regarding Forward-Looking Statements

The information discussed in this press release includes “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included herein concerning, among other things, changes to exchange rates and their impact on the Company, planned capital expenditures, future cash flows and borrowings, pursuit of potential acquisition opportunities, our financial position, business strategy and other plans and objectives for future operations, are forward looking statements. Although we believe that the expectations reflected in these forward-looking statements are reasonable, they do involve certain assumptions, risks and uncertainties and are not (and should not be considered to be) guarantees of future performance. Refer to our risk factors set forth in our reports filed on Edgar. The Company disclaims any obligation to update any forward-looking statement made here.

Media Relations:

Gaucho Group Holdings, Inc.

Rick Stear

Director of Marketing

212.739.7669

rstear@gauchoholdings.com